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November 17, 1998

[Name of Addressee]                           [Logo of Manugistics Appears Here]


Dear __________:

I am writing to you to discuss an important Manugistics shareholder matter and to request your continued support for our mission.

As you know, this has been a disappointing year for Manugistics' stock. Our sales execution difficulties in our first and second fiscal quarters, coupled with a general malaise in enterprise software stock valuations over the last six months, have resulted in a severe decline in our share price. In fact, most of the leading companies engaging in the sale of supply chain management solutions have experienced significant declines in their share prices as well.

As a result, many Manugistics employees now hold stock options that are well out of the money, and we run the risk of losing our valuable human capital to competitors who can offer at-the-money options as a hiring incentive. Since the departure of key employees could seriously damage our ability to regain share price momentum, we believe that we must take decisive action to deal with this threat. Specifically, after carefully considering various types of action to address this problem, our Board of Directors has directed us to seek shareholder approval to reprice certain employee stock options, an action that we have never before pursued.

Key features of our repricing proposal include:

 .  No senior executive participation.  Options held by the company's executive
   --
   officers (and Board of Directors) would be ineligible for option repricing.
                                              ----------

 .  Restarted vesting periods. To ensure that employees who elect to have their options repriced have an incentive for long-term employment with the company, the four-year vesting period of all repriced options would restart at the
                                                              -------
   time of repricing.

 .  No change in expiration date.  The expiration date of all repriced options
   --
   will not change; the ten-year life of the original options would remain intact.

 . One-for-one exchange. Any options surrendered for repricing would be exchanged for an equivalent number of repriced options.

While there are many alternative ways to structure an option repricing program, we believe that our approach best addresses the joint objectives of employees, management, and shareholders.

When you receive a proxy statement in the coming days soliciting your vote for our proposed option repricing, we would greatly appreciate your support. Please contact me at (301) 984-5087 if you would like additional copies of the proxy statement.
                                                                Peter Q. Repetti
                                                         Senior Vice President &
Sincerely,                                               Chief Financial Officer
                                                                    301-984-5087
/s/ Peter Q. Repetti                                 internet: prepetti@manu.com
Peter Q. Repetti

                                                               Manugistics, Inc.
                                                      2115 East Jefferson Street
                                                        Rockville, MD 20852-4999
                                                                    301-984-5000
                                                               Fax: 301-984-5223
                                                             www.manugistics.com